Exhibit 99.2

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Revenues:
Product sales	$6,747,199	$6,115,352	$27,550,646	$26,586,926
Total revenues	$6,747,199	$6,115,352	$27,550,646	$26,586,926

Cost of product sales	5,598,616	4,489,640	20,725,237	19,285,846
Gross Margin	1,148,583	1,625,712	6,825,409	7,301,080

Selling, general, and administrative expense	1,004,948	1,316,530	5,126,046	5,066,660
Income from operations	143,635	309,182	1,699,363	2,234,420

Interest/Other income (expense)	80,823	9,866	253,018	635,248
Net income before income tax	224,458	319,048	1,952,381	2,887,668
Income tax provision (benefit)	84,948	50,057	582,085	756,268
Net income	$139,510	$268,991	$1,370,296	$2,131,400

Wtd. Avg. basic common shares outstanding - diluted	14,617,473	14,649,719	14,628,811	14,675,646

Net income per basic common share	$0.01	$0.02	$0.09	$0.15

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	December 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$8,813,626	$8,266,753
Accounts receivable-trade, net	4,389,155	3,777,975
Accounts Receivable - other	83,191	685,668
Inventories, net	4,581,930	4,875,901
Prepaid expenses and other current assets	276,349	211,242
Total current assets	18,144,251	17,817,539
Net property and equipment	1,556,139	1,326,968

Right-of-use lease asset	332,000	466,000
Deferred taxes, net	1,569,726	2,069,436
Total Assets	$21,602,116	$21,679,943

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	46,797	43,711
Accounts payable	2,535,086	1,836,865
Accrued expenses	1,075,137	820,856
Deferred revenue	251,755	2,521,128
Lease liability, current portion	160,000	157,000
Total current liabilities	4,068,775	5,379,560
Note payable less current portion	8,090	54,847
Deferred revenue – long term	31,277	231,020
Long term lease liability	172,000	309,000
Total liabilities	4,280,142	5,974,427

Total stockholders’ equity	17,321,974	15,705,516
Total liabilities and stockholders’ equity	$21,602,116	$21,679,943